EXHIBIT 99.1

Evolving Systems Reports Third Quarter 2018 Financial Results

2018 Financial Results Highlights:

•                  Year to date 2018 revenue for the first nine months increased 21% over the same period last year to $23.7 million

•                  Third quarter 2018 revenue decreased 2% year-over-year to $7.4 million

•                  Year to date 2018 operating income was $1.6 million, net income was $1.2 million and adjusted EBITDA was $3.0 million

•                  Year to date 2018 cash flow increased by over $0.9 million, resulting in a 13% growth in cash balance since December 31, 2017

•                  Company continues to invest in product development, sales, marketing and business development initiatives to improve its market position and competitive offerings

ENGLEWOOD, Colorado — November 13, 2018 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its third quarter ended September 30, 2018.

“Our 2018 results thus far were in line with expectations as revenue grew approximately 21% year-over-year, we were profitable on an operating and net income basis, and the cash balance on our balance sheet remained strong. Cash flow has increased by over $0.9 million year to date and our cash balance improved by 13% since December 2017, while we increased investments in product development, marketing and sales-related initiatives,” said Matthew Stecker, Chief Executive Officer and Executive Chairman of Evolving Systems.

Stecker continued, “This is an important year for Evolving Systems as we work to leverage last year’s acquisitions to expand our markets and products and make investments in our product development to strengthen our offerings.  We are focused on expanding our business with both our installed client base and new accounts by growing our recurring revenue with managed service solutions and moving away from one-time sales opportunities.”

Concluding, Stecker noted, “During the fourth quarter, our growing sales force and account management team will target several of our larger customers to upsell additional products and services as well as expand our capabilities to bring on new clients.  All of us at Evolving Systems remain focused on enhancing our business and creating long-term and sustainable shareholder value.”

2018 Results

Total revenue for the third quarter ended September 30, 2018 was $7.4 million, a $0.1 million or approximately 2% decrease over the comparable year-ago period. Total revenue for the nine months ended September 30, 2018 was $23.7 million or approximately a 21% increase over the same period a year ago.  Services revenue, which includes revenues from the Company’s preference for Managed Services over perpetual licensing, comprised approximately 96% of total revenue and increased $5.4 million or 31% when comparing the year to date revenues for fiscal 2018 and fiscal 2017 nine-month periods.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 68.2% for the three months ended September 30, 2018, as compared to gross profit margins of approximately 66.0% for the three months ended September 30, 2017. This increase in gross margin was primarily related to delivering on service client projects more efficiently, allowing the Company to allocate technical staff to product development.  The Company’s gross profit margins, excluding depreciation and amortization, for the nine months ended September 30, 2018 of approximately 65.9% declined primarily due to the Company’s product and service mix following the acquisitions of BLS and Lumata as compared to gross profit margins of approximately 71.1% for the nine months ended September 30, 2017.

Total operating expenses of $4.5 million in the quarter ended September 30, 2018 increased by approximately $0.7 million, as compared to $3.8 million in the corresponding year-ago period. Total operating expenses of $14.1 million for the nine months ended September 30, 2018 increased by approximately $4.7 million, as compared to $9.4 million in the corresponding nine-month period in the prior year. The increase in total operating expenses was directly related to added expenses associated with the BLS and Lumata operations, which accounted for approximately $1.4 and $2.1 million respectively of the year-over-year increases.  During the second quarter, the Company had non-recurring legal expenses of $0.4 million relating to settlement of a dispute arising from the SSM acquisition in September of 2015 and the write-off of uncollectible fees of $0.3 million related to projects that were terminated prior to completion. Other additional operating expenses were primarily related to the Company’s planned investments in sales and marketing, staffing and product development.

The Company reported operating income of $1.6 million for the nine months ended September 30, 2018 as compared to $4.5 million for the nine months ended September 30, 2017. The Company reported Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $3.0 million for the first nine months of 2018, as compared to $5.8 million for the first nine months of 2017.  Factoring that the non-recurring expenses noted above were unanticipated, the Company had expected an Adjusted “EBITDA” of $3.7 million for the first nine months of 2018.

Cash and cash equivalents as of September 30, 2018 were $8.5 million, an increase of $0.9 million or 13% compared to $7.6 million as of December 31, 2017. Contract receivables, net of allowance for doubtful accounts, were $7.6 million, a decrease of $2.5 million compared to December 31, 2017. Unbilled work-in-progress, net of allowance for doubtful accounts, was $3.9 million and $5.8 million for the periods ended September 30, 2018 and December 31, 2017, respectively. Working capital as of September 30, 2018 decreased to $7.8 million from $9.0 million as of December 31, 2017. The Company continued to generate positive cash flows from operations.

Conference Call

The Company will be conducting a conference call and webcast on Tuesday, November 13, 2018 at 4:30 p.m. Eastern Time and 2:30 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and +1(650) 521-5176 for international callers. The audience passcode is 2086421. A telephone replay will be available for a period of two weeks following the Company’s results and can be accessed by calling (855) 859-2056 for domestic toll free or +1(404) 537-3406 for international callers. The audience passcode is also 2086421. To access a live webcast of the call, please click the ‘Investors’ tab on the Company’s website at www.evolving.com and then click the ‘Q3 earnings call’ icon at right. A replay of the webcast will be accessible through November 26, 2018. The webcast is also available by clicking the following https://edge.media-server.com/m6/p/s8uwtrti.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 60 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for communication service providers (CSPs). Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South America and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products and its ability to enhance its products and expand its capabilities with existing and new customers are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Forms 10-K, 10-Q, 10-Q/A, 8-K and 8-K/A filed with the SEC and its press releases and the Company’s website.

Investor Relations Contacts:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

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EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$8,522	$7,562
Contract receivables	7,689	10,151
Unbilled work-in-progress	3,880	5,823
Prepaid and other current assets	1,509	2,053
Total current assets	21,600	25,589
Property and equipment, net	187	258
Amortizable intangible assets, net	4,829	5,613
Goodwill	24,857	25,216
Deferred income taxes, net	440	274
Total assets	$51,913	$56,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Term loan - current	$3,577	$2,805
Accounts payable and accrued liabilities	4,299	6,890
Contingent earnout	824	396
Income taxes payable	415	1,107
Unearned revenue	4,720	5,397
Total current liabilities	13,835	16,595
Long-term liabilities:
Term loan, net	3,393	5,942
Total liabilities	17,228	22,537

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	99,107	98,517
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(9,712)	(8,202)
Accumulated deficit	(53,469)	(54,661)
Total stockholders’ equity	34,685	34,413
Total liabilities and stockholders’ equity	$51,913	$56,950

EVOLVING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
REVENUE
License fees	$255	$1,068	$839	$2,131
Services	7,165	6,479	22,876	17,513
Total revenue	7,420	7,547	23,715	19,644

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,357	2,569	8,105	5,678
Sales and marketing	1,663	1,439	4,899	3,485
General and administrative	1,511	1,562	5,439	3,555
Product development	1,074	356	2,882	1,499
Depreciation	20	55	101	156

Amortization	240	226	733	618

Restructuring	—	131	—	131
Total costs of revenue and operating expenses	6,865	6,338	22,159	15,122

Income from operations	555	1,209	1,556	4,522

Other income (expense)
Interest income	23	1	53	2

Interest expense	(120)	(91)	(369)	(234)
Other expense	71	—	58	—
Foreign currency exchange loss	362	(176)	498	(568)
Other income (expense), net	336	(266)	240	(800)

Income from operations before income taxes	891	943	1,796	3,722

Income tax expense	342	184	604	888
Net income	$549	$759	$1,192	$2,834

Basic income per common share - net income	$0.05	$0.06	$0.10	$0.24

Diluted income per common share - net income	$0.05	$0.06	$0.10	$0.24

Weighted average basic shares outstanding	12,117	11,940	12,103	11,932

Weighted average diluted shares outstanding	12,124	11,992	12,124	11,975

EVOLVING SYSTEMS, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Adjusted EBITDA:

Net income	$549	$759	$1,192	$2,834
Depreciation	20	55	101	156
Amortization of intangible assets	240	226	733	618
Stock-based compensation expense	96	222	588	486
Interest expense and other (benefit), net	(336)	266	(240)	800
Income tax expense (benefit)	342	184	604	888
Adjusted EBITDA	$911	$1,712	$2,978	$5,782

Non-GAAP net income:

GAAP net income	$549	$759	$1,192	$2,834
Amortization of intangible assets	240	226	733	618
Stock-based compensation expense	96	222	588	486
Income tax adjustment for non-GAAP*	(59)	(187)	(290)	(430)
Non-GAAP net income	$826	$1,020	$2,223	$3,508

Diluted net income per share

GAAP	$0.05	$0.06	$0.10	$0.24

Non-GAAP	$0.07	$0.09	$0.18	$0.29

Shares used to compute diluted net income per share	12,124	11,992	12,124	11,975

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.